UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2026

CALIDI BIOTHERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40789	86-2967193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4475 Executive Drive, Suite 200, San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

(858) 794-9600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.0001 per share	CLDI	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 10, 2026, Calidi Biotherapeutics, Inc. (the “Company”) entered into a lease agreement (the “New Lease”) with BP3-SD4 5580 Morehouse Drive LLC, a Delaware limited liability company (the “New Landlord”), pursuant to which the Company will lease approximately 9,038 rentable square feet of office and laboratory space located in Suite 120 at 5580 Morehouse Drive, San Diego, California 92121 (the “New Premises”). The New Landlord is an affiliate of 4475 Executive Drive LLC, the landlord under the Company’s existing lease described in Item 1.02 below.

The Company estimates it will save approximately $1.1 million per year in rent and facility-related expenses by terminating the existing lease and entering into the New Lease.

The New Lease has an initial term of 44 months, scheduled to commence on October 1, 2026 and expire on May 31, 2030, subject to the terms of the New Lease and the tenant work letter attached thereto. The Company has one option to extend the term of the New Lease for an additional three years at the then-prevailing fair market rental rate, subject to the conditions set forth in the New Lease, including that the Company has not previously been in default under the New Lease and occupies at least 50% of the New Premises at the time of exercise.

Within 10 calendar days following execution of the New Lease, the Company is required to deliver an irrevocable letter of credit in the amount of $113,574.78. The letter of credit must generally remain in effect until at least 120 days following the expiration of the New Lease and may be drawn by the New Landlord following certain customary events specified in the New Lease. The New Lease contains customary events of default and remedies.

The foregoing description of the New Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the New Lease, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On July 10, 2026, the Company entered into a Lease Termination Agreement (the “Termination Agreement”) with 4475 Executive Drive LLC (the “Prior Landlord”) with respect to that certain lease dated October 10, 2022, as modified by a Confirmation of Lease Terms dated February 28, 2023 (collectively, the “Prior Lease”). The Prior Lease relates to office and laboratory space located on the second floor of 4475 Executive Drive, San Diego, California 92121 (the “Existing Premises”), and was previously scheduled to expire in February 2027. The Prior Landlord is an affiliate of the New Landlord described in Item 1.01 above.

The Termination Agreement provides that the Prior Lease will terminate effective September 30, 2026 (the “Termination Date”). The effectiveness of the Termination Agreement was conditioned upon the Company and the New Landlord entering into the New Lease described in Item 1.01 above, which condition was satisfied concurrently with the execution of the Termination Agreement.

If substantial completion of the New Premises has not occurred by September 30, 2026, the Company may remain in the Existing Premises for up to 14 days following substantial completion of the New Premises. In that event, the Termination Date will be the date during such 14-day period on which the Company surrenders the Existing Premises to the Prior Landlord. If the Company fails to timely vacate and surrender the Existing Premises, the holdover provisions of the Prior Lease will apply. The Termination Agreement does not provide for the payment of an early termination fee to the Prior Landlord. Provisions of the Prior Lease that expressly survive its expiration or earlier termination will remain in effect.

The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Termination Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under the caption “Entry into a Material Definitive Agreement, is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Exhibit Description
10.1	Lease Agreement, dated July 10, 2026, by and between BP3-SD4 5580 Morehouse Drive LLC and Calidi Biotherapeutics, Inc.
10.2	Lease Termination Agreement, dated July 10, 2026, by and between 4475 Executive Drive LLC and Calidi Biotherapeutics, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIDI BIOTHERAPEUTICS, INC.

Dated: July 16, 2026
	By:	/s/ Andrew Jackson
	Name:	Andrew Jackson
	Title:	Chief Financial Officer